EXHIBIT 99.1

AbTech Holdings, Inc. Announces $13.3 Million Transaction

AbTech to Report Third Quarter 2015 Financial Results on November 16, 2015

Scottsdale, AZ, – November 10, 2015 – Abtech Holdings, Inc. (OTC QB: ABHD) (“AbTech” or the “Company”) On November 4, 2015, the Company executed documents with note holders and investors to proceed with the initial closing of a financing transaction (the “Transaction”) involving the aggregate conversion of $10,796,344 of outstanding debt issued by the Company into 359,878,140 shares of the Company’s common stock (“Common Stock”) and the purchase of 71,428,571 shares of Common Stock for $2.5 million in cash, for a total transaction value of approximately $13.3 million. Each participant in the Transaction (the “Participant(s)”) signed a Financing Agreement, as amended by the Amendment to Financing Agreement, specifying the terms, conditions and procedures to be followed in completing the Transaction and describing the Participants’ specific commitments in the Transaction. Each Participant converting debt as part of the Transaction signed a Debt Conversion Agreement, and each Participant purchasing Common Stock as part of the Transaction signed a Securities Purchase Agreement.

The closing of the Transaction will occur in two stages. In stage one, scheduled to take place on November 10, 2015 (the “Stage One Closing”), $3,945,082 of convertible promissory notes issued by the Company, including interest accrued thereon, will be converted at $0.03 per share into 131,502,735 shares of Common Stock. Following this conversion, the Company’s Board of Directors has approved, subject to the approval of a majority of the Company’s stockholders, as adjusted for the debt conversions taking place on the Stage One Closing, an increase in the shares of Common Stock that the Company is authorized to issue from 300,000,000 to 800,000,000 (the “Consent”), and will prepare and file an information statement (the “Information Statement”) with the Securities and Exchange Commission disclosing the Consent.

The stage two closing will occur as promptly as practicable after (i) a twenty (20) calendar day period from the filing of a definitive information statement (or such other period of time as the Securities and Exchange Commission may require) and (ii) the filing of a Certificate of Change with the Nevada Secretary of State. At that time, the remaining debt of $6,851,262 will be converted at $0.03 per share into 228,375,405 shares of Common Stock, and the Company will issue 71,428,581 shares of Common Stock at $0.035 per share pursuant to the $2.5 million of Securities Purchase Agreements executed and funded by the Participants.

As of November 10, 2015, the Company had received $1,900,000 (the “Pre-Closing Funds”) from purchasers (the “Purchasers”) as prefunding of the $2.5 million committed for purchase of Common Stock in the Securities Purchase Agreements. The Purchasers providing the Pre-Closing Funds did so pursuant to the terms of a Prefunding Agreement which provided for the handling of the Pre-Closing Funds in the event that the Transaction had not proceeded to the Stage One Closing. Further, for Pre-Closing Funds received more than five (5) business days before the Stage One Closing, the Company will issue to the Purchasers a three (3) -year warrant for the purchase of one (1) share of the Company’s Common Stock for each dollar of the Pre-Closing Funds, with such warrant having an exercise price equal to two (2) times the average closing price of the Company’s Common Stock for the five (5) trading days prior to the date such amount was provided to the Company. Accordingly, the Company will issue to the Purchasers warrants for 1,900,000 shares of Common Stock on these terms.

Additional information regarding the Transaction is available in the Company Report on Form 8-K dated November 10, 2015.

AbTech expects to report its third quarter financial results for the three month and nine month periods ended September 30, 2015 on Monday, November 16, 2015. Given the Company’s continued cooperation with authorities concerning the prosecution of a New York State senator, which has prevented the Company from taking questions directly from investors during the prior two quarters, a quarterly conference call will not be held. The Company will provide a business development update in its quarterly press release.

ABOUT ABTECH HOLDINGS, INC. (OTC QB: ABHD) AND ABTECH INDUSTRIES, INC.

AbTech Industries, Inc. (a subsidiary of Abtech Holdings Inc.) is a full-service environmental technologies and engineering firm dedicated to providing innovative solutions to communities, industry and governments addressing issues of water pollution and contamination. Its products are based on polymer technologies capable of removing hydrocarbons, sediment and other foreign elements in stormwater runoff (ponds, lakes and marinas), flowing water (curbside drains, pipe outflows, rivers and oceans), and industrial process and wastewater. AbTech’s offerings include the ground-breaking new antimicrobial technology called Smart Sponge® Plus. This technology is effective in reducing coliform bacteria found in stormwater, industrial wastewater, and municipal wastewater. Smart Sponge® Plus is registered with the Environmental Protection Agency (Registration #86256-1). AbTech’s teams of water treatment technology experts, civil and environmental engineers, and field operations specialists develop solutions to improve the quality of our limited water resources. For more information please visit www.abtechindustries.com.

Investor Contact:

Lane J. Castleton

Chief Financial Officer

Abtech Holdings, Inc.

480-874-4000

lcastleton@abtechindustries.com

or

Yvonne L. Zappulla

Managing Director

Grannus Financial Advisors, Inc.

212-681-4108

Yvonne@GrannusFinancial.com

This news release contains “forward-looking statements” which are not purely historical and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

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